Exhibit 10.1

SECOND AMENDMENT TO CREDIT AGREEMENT AND FIRST

AMENDMENT TO INVESTOR RIGHTS AGREEMENT AND SUPPLY AGREEMENT

THIS SECOND AMENDMENT TO CREDIT AGREEMENT AND FIRST AMENDMENT TO INVESTOR RIGHTS AGREEMENT AND SUPPLY AGREEMENT (the “Amendment”) is entered into as of September 24, 2007 (the “Amendment Effective Date”), by and among HEARUSA, INC., a corporation organized under the laws of the State of Delaware (“Borrower”), and SIEMENS HEARING INSTRUMENTS, INC., a corporation organized under the laws of the State of Delaware (“Lender”).

R E C I T A L S

A.        Borrower and Lender are parties to (a) that certain Second Amended and Restated Credit Agreement dated as of December 30, 2006, as amended by that certain First Amendment to Credit Agreement dated as of June 27, 2007 (as amended, the “Credit Agreement”); (b) that certain Investor Rights Agreement dated as of December 30, 2006 (the “Investor Rights Agreement”); and (c) that certain Amended and Restated Supply Agreement dated as of December 30, 2006 (the “Supply Agreement”). Unless otherwise indicated herein, all terms used with their initial letter capitalized are used herein with their meaning as defined in the Credit Agreement, and all Paragraph references are to Paragraphs in this Amendment.

B.        Borrower has requested that Section 2.05(c) be amended to extend the date by which the mandatory prepayment is required to be made thereunder from September 24, 2007, to December 19, 2008.

C.        Prior to the Amendment Effective Date, the Tranche D Loans accrued interest at a rate per annum equal at all times to 5.0%, payable on the first day of each month, commencing February 1, 2007. Borrower and Lender have agreed to, as of the Amendment Effective Date, retroactively increase the interest accruing on the Tranche D Loans to a rate per annum equal at all times to 9.5%, payable on the fifteenth day of each month, commencing January 1, 2007. Pursuant to this retroactive increase, Borrower shall pay to Lender on October 15, 2007, in addition to any and all interest accrued on the Tranche D Loans during the prior month, an amount equal to $217,080, representing the difference between the interest accrued on the Tranche D Loans between January 1, 2007 and August 31, 2007 at a rate per annum equal at all times to 5.0% and the amount of interest that would have accrued on the Tranche D Loans at a rate per annum equal at all times to 9.5% for that same period of time.

D.        Subject to and upon the following terms and conditions, Lender is willing to extend such mandatory prepayment date and to lend up to an additional $3,000,000 for purposes of funding operating working capital.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Borrower and Lender agree, as follows:

1.	Amendments to Credit Agreement.

(a)       The definition of “Loans” in Section 1.01 is amended in its entirety to read as follows:

“Loans” means, collectively, the Tranche A Loan, the Tranche B Loans, the Tranche C Loans, the Tranche D Loans and the Tranche E Loans.

(b)       The definition of “Notes” in Section 1.01 is amended in its entirety to read as follows:

“Notes” means, collectively, the Tranche A Note, the Tranche B Note, the Tranche C Note, the Tranche D Note and the Tranche E Note.

(c)        Section 1.01 of the Credit Agreement is amended by adding the following new defined terms:

“Tranche E Loan” has the meaning set forth in Section 2.01(h).

“Tranche E Note” means the promissory note of the Borrower payable to the order of the Lender in substantially the form of Exhibit A-5, evidencing the aggregate principal amount of the Tranche E Loans by the Lender to the Borrower.

(d)       Section 2.01 of the Credit Agreement is amended by adding the following new clause (h):

(h)       On the terms and subject to the conditions contained in this Agreement, the Lender shall make loans (“Tranche E Loans”) to the Borrower from time to time prior to December 19, 2008, in the aggregate principal amount outstanding of up to $3,000,000.

(e)       Sections 2.02(a) of the Credit Agreement is amended in its entirety to read as follows:

(a)        Notice of Borrowing. Subject to the terms and conditions hereof, each Tranche B Loan, Tranche C Loan, Tranche D Loan and Tranche E Loan shall be made on notice given by the Borrower to the Lender by 11:00 A.M. (New York City time) on the third Business Day prior to date of the proposed making of such Loan. Each such notice (a “Notice of Borrowing”) shall be substantially in the form of Exhibit B, specifying therein (i) the proposed date for the making of such Loan, (ii) the amount of Loans constituting the Tranche B Loan, the Tranche C Loan, the Tranche D Loan or the Tranche E Loan, and (iii) that the Borrower has complied with the applicable terms and conditions of this Section 2.02 and Article III.

(f)        Section 2.03 of the Credit Agreement is amended by deleting clause (c)(ii) in its entirety and substituting therefor the following:

(ii)       on each Tranche C Loan Payment Date thereafter, a principal amount equal to $500,000, together with accrued and unpaid interest as provided in Section 2.06(b).

(g)       Section 2.03 of the Credit Agreement is amended by adding the following new clause (i):

(i)        Repayment of Tranche E Loans. The Borrower shall pay the entire aggregate outstanding principal amount of the Tranche E Loans, plus accrued and unpaid interest, on December 19, 2008.

(h)       Section 2.05 of the Credit Agreement is amended by deleting clause (c) in its entirety and substituting therefor the following:

(c)       On or prior to December 19, 2008, the Borrower shall make a prepayment of the principal amount of the outstanding Tranche D Loans in the amount of $4,200,000.

(i)        Section 2.06 of the Credit Agreement is amended by deleting the first sentence of clause (c) in its entirety and substituting therefor the following:

(c)       The Tranche D Loans shall accrue interest at a rate per annum equal at all times to 9.5% and shall be payable on the fifteenth day of each month, commencing January 1, 2007. On October 15, 2007, the Borrower shall pay to the Lender, in addition to any and all interest accrued on the Tranche D Loans during the prior month, an amount equal to $217,080.

(j)        Section 2.06 of the Credit Agreement is amended by adding the following new clause (d):

(d)        The Tranche E Loans shall accrue interest at a rate per annum equal at all times to 9.5% and shall be payable on the fifteenth day of each month, commencing on the fifteenth day of the month following the first advance of the Tranche E Loans.

(k)       Section 2.10(a) of the Credit Agreement is amended in its entirety to read as follows:

(a)        Conversion Right. Subject to the terms hereof and restrictions and limitations contained herein, including those in Section 2.10(e), the Lender shall have the right, at the Lender’s option, at any time and from time to time to convert to shares of Common Stock the outstanding principal amount of and accrued interest on the Loans in whole or in part from and after the earliest to occur of (i) three (3) years after the Closing Date, (ii) the announcement of a potential Change of Control (provided that any conversion of the Loan pursuant to this clause (ii) shall occur only if and when such Change of Control is consummated), (iii) the failure of the Borrower to comply with its obligations under Section 2.05(c) or Section 2.03(i) (provided that in the event of a cure of such failure prior to delivery of a Conversion Notice, the Lender no longer shall have the right to convert under this clause (iii)) and (iv) the Borrower’s delivery of a notice to the Lender of a notice of prepayment pursuant to Section 2.04, which prepayment would result in a reduction of the outstanding Loan Balance below an amount that would enable the Lender to convert the Loans to 19.9% of the number of shares of Common Stock outstanding on the Closing Date (after giving effect to any issuances of Common Stock on the Closing Date). Any such partial conversion shall be of the Tranche A Loan, the Tranche B Loan, the Tranche C Loan, the Tranche D Loan or the Tranche E Loan or any combination of the foregoing in such order as the Borrower shall elect in a written notice to the Lender delivered not more than three (3) Business Days after the date of conversion. Upon any conversion of the Loans, the Maximum Commitment shall be permanently reduced by the aggregate principal amount of the Loans so converted.

(l)        Section 5.06 of the Credit Agreement is amended by adding the following new clause (d):

(d)        The Borrower shall use the proceeds of any Tranche E Loans solely to finance the Borrower’s working capital requirements.

(m)      The Credit Agreement is amended by adding a new Exhibit A-5 in the form attached hereto as Exhibit A-5.

(n)       Exhibit B to the Credit Agreement is amended in its entirety to read as set forth in Exhibit B attached hereto.

2.	Amendments to Supply Agreement.

(a)       Section 4.1 of the Supply Agreement is amended by deleting the last sentence of the Section in its entirety and substituting therefor the following:

New acquisitions completed by HearUSA after the Closing Date will be included under the Minimum Purchase Requirement starting on the three-month anniversary of the last calendar day of the month of such acquisition.

(b)       Section 4.5 of the Supply Agreement is amended by deleting clause (b) in its entirety and substituting therefor the following:

(b)       If the loans under the Credit Agreement are fully repaid by HearUSA before the Maturity Date (as defined in the Credit Agreement), then SHI shall credit to HearUSA hereunder substantially equivalent rebates in cash of $2,000,000 in each calendar year of the Term provided that HearUSA meets the Minimum Purchase Requirement, or cures any failure during the Purchase Requirement Cure Period, for all Fiscal Quarters of such calendar year.

(c)       The Supply Agreement is amended by adding the following new Section 4.7:

4.7.      Marketing Allowance. HearUSA will earn a marketing allowance, the funds from which will only be used to reimburse HearUSA’s advertising expenses. The marketing allowance is designed to help promote HearUSA’s practice and SHI’s products in their respective markets. It may only be used for these purposes, and SHI reserves the right to directly pay the advertising vendor (e.g. print or electronic media, mailing houses) that HearUSA uses. The marketing allowance will be credited to the HearUSA's account on the fifteenth day of the month following the month it applies to, provided HearUSA's trade payables with SHI are within terms and documentation for the advertising expenses is provided to SHI. The maximum base marketing allowance shall be $200,000 per month. In addition, for so long as the Tranche D Loans are outstanding, on each interest payment date on the Tranche D Loans, SHI shall credit to HearUSA’s account as an additional marketing allowance an amount, if any, equal to the interest paid by HearUSA on the Tranche D Loans on such date minus the amount of interest that would be payable on such Tranche D Loans if such interest were calculated using, prior to a prepayment of the principal amount of the outstanding Tranche D Loans in an amount of at least $4,200,000, a 6.0% per annum interest rate, and, after such prepayment, a 5.0% per annum interest rate. In addition, on October 15, 2007, SHI shall credit to Hear USA’s account as an additional marketing allowance an amount of $217,080.

3.	Amendments to Investor Rights Agreement.

The Investor shall have the Requisite Period (as defined below) from the receiving of such notice to agree to purchase all or any portion of the Equity Securities for the price and upon the terms and conditions specified in the notice by giving written notice to the Company and stating therein the quantity of Equity Securities to be purchased, provided such purchase is consistent with the limitations of Section 4.1. As used herein, “Requisite Period” means (a) sixty (60) days, in the case of the issuance of Equity Securities to a person which derives a material portion of its revenue from the research, development, manufacturing, marketing or sale of hearing aids; (b) thirty (30) days, in the case of the issuance of Equity Securities representing 20% or more of either (A) the then outstanding shares of Common Stock of the Company or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; or (c) fifteen (15) days, in all other cases.

4.	Representations and Warranties.

(a)       after giving effect to this Amendment, the representations and warranties in the Credit Agreement, the Investor Rights Agreement, the Supply Agreement and in all other Loan Documents are true and correct on the date hereof in all material respects, as though made on the date hereof, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate as of such earlier date);

(b)       after giving effect to this Amendment, no Default or Event of Default exists under the Loan Documents;

(c)       Borrower has the right and power, and has taken all necessary action to authorize it to execute, deliver, and perform this Amendment in accordance with its terms and to consummate the transaction contemplated hereby;

(d)       this Amendment has been duly executed and delivered by the duly authorized officers of Borrower, and is a legal, valid, and binding obligation of Borrower, enforceable against it in accordance with its terms; and

(e)       the execution, delivery and performance of this Amendment in accordance with its terms, do not and will not, by the passage of time, the giving of notice, or otherwise: (i) conflict with, result in a breach of, or constitute a default under the articles of incorporation or the bylaws of Borrower, or any indenture, agreement, or other instrument to which Borrower is a party or by which it or any of its respective properties may be bound; or (ii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by Borrower.

5.	Miscellaneous.

(a)       Effect on Loan Documents. The Credit Agreement, the Investor Rights Agreement, the Supply Agreement and all related Loan Documents shall remain unchanged and in full force and effect, except as provided in this Amendment, and are hereby ratified and confirmed. On and after the Amendment Effective Date, all references to the “Credit Agreement” or the “Agreement”, the “Investor Rights Agreement” or the “Agreement” and the “Supply Agreement” or the “Agreement” shall be to the Credit Agreement, the Investor Rights Agreement and the Supply Agreement, as applicable, as herein amended, provided an Event of Default has not occurred hereunder and Lender has cancelled this Amendment. The execution, delivery, and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any rights of the Lender under the Credit Agreement, the Investor Rights Agreement, the Supply Agreement or any Loan Documents, nor constitute a waiver under the

Credit Agreement, the Investor Rights Agreement, the Supply Agreement or any other provision of the Loan Documents.

(b)       Reference to Miscellaneous Provisions. This Amendment and the other documents delivered pursuant to this Amendment are part of the Loan Documents referred to in the Credit Agreement, and the provisions relating to Loan Documents set forth in Article VIII of the Credit Agreement are incorporated herein by reference the same as if set forth herein verbatim.

(c)       Costs and Expenses. Each party hereto shall pay its own expenses in connection with the preparation, negotiation, reproduction, execution, and delivery of this Amendment.

(d)       Counterparts. This Amendment may be executed in a number of identical counterparts, each of which shall be deemed an original for all purposes, and all of which constitute, collectively, one agreement; but, in making proof of this Amendment, it shall not be necessary to produce or account for more than one such counterpart. It is not necessary that all parties execute the same counterpart so long as identical counterparts are executed by Borrower and Lender.

(e)       Parties. This Amendment is binding on and inures to the benefit of Borrower, Lender, and their respective successors and assigns.

REMAINDER OF THIS PAGE INTENTIONALLY BLANK.

SIGNATURE PAGE FOLLOWS

            IN WITNESS WHEREOF, the parties hereto have executed this Amendment in multiple counterparts as of the Amendment Effective Date.

HEARUSA, INC., as Borrower

By:	/s/ Stephen J. Hansbrough
Name: Stephen J. Hansbrough
Title: CEO/President
9/28/07

SIEMENS HEARING INSTRUMENTS, INC., as Lender

By:	/s/ Christi M. Pedra /s/ Nicolau Gaeta
Name: C. M. Pedra N. Gaeta
Title: CEO CFO
9/28/07 9/28/07

EXHIBIT A-5

FORM OF TRANCHE E NOTE

U.S. $3,000,000	Dated: September [___], 2007

FOR VALUE RECEIVED, the undersigned, HearUSA, INC., a Delaware corporation (the “Borrower”), HEREBY PROMISES TO PAY to the order of SIEMENS HEARING INSTRUMENTS, INC. (the “Lender”) the principal sum of THREE MILLION United States Dollars ($3,000,000), or, if less, the aggregate unpaid principal amount of Tranche E Loans (as defined in the Credit Agreement referred to below) of the Lender to the Borrower, payable at such times, and in such amounts, as are specified in the Credit Agreement.

The Borrower promises to pay interest on the unpaid principal amount of the Tranche E Loan from the date made until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

Both principal and interest are payable in lawful money of the United States of America to the Lender at Wachovia Bank, National Association, in Atlanta, GA (or such other bank as may be deemed by Lender), in immediately available funds. Lender shall record in its books and records the date and amount of all payments made under this note. Lender’s books and records of the Tranche E Loan shall be conclusive evidence of the amounts outstanding under this Note in the absence of manifest error

This Note is the Tranche E Note referred to in, and is entitled to the benefits of, the Second Amended and Restated Credit Agreement, dated as of December 30, 2006 (said agreement, as it may be amended, supplemented or otherwise modified from time to time, being the “Credit Agreement”), between the Borrower and the Lender, and the other Loan Documents referred to therein and entered into pursuant thereto. The Credit Agreement, among other things, (a) provides for the making of the Tranche E Loan by the Lender to the Borrower in an aggregate amount not to exceed at any time outstanding the United States Dollar amount first above mentioned (as the same may be adjusted pursuant to the terms of the Credit Agreement), the indebtedness of the Borrower resulting from such Tranche E Loan being evidenced by this Tranche E Note, and (b) contains provisions for acceleration of the maturity of the unpaid principal amount of this Tranche E Note upon the happening of certain stated events and also for prepayments on account of the principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

Demand, presentment, protest and notice of nonpayment and protest are hereby waived by the Borrower.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES (OTHER THAN SECTIONS 5-1401 and 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

HearUSA, INC.

By:
Name:
Title:

EXHIBIT B

FORM OF

NOTICE OF BORROWING

[	], 20__

Siemens Hearing Instruments, Inc.

10 Constitution Avenue

Piscataway, New Jersey 08855

Attention: Chief Financial Officer

Re:	HearUSA, Inc.

Ladies and Gentlemen:

Reference is made to that certain Second Amended and Restated Credit Agreement, dated as of December 30, 2006 (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and between the undersigned and Siemens Hearing Instruments, Inc. (the “Lender”). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Credit Agreement.

The undersigned hereby gives you notice, irrevocably, pursuant to Section 2.02(a) of the Credit Agreement that the undersigned hereby requests a [Tranche B Loan/Tranche C Loan/Tranche D/Tranche E Loan] under the Credit Agreement, and in that connection sets forth below the information relating to such [Tranche B Loan/Tranche C Loan/Tranche D Loan/Tranche E Loan] (the “Proposed Borrowing”):

(a)        The Business Day of the Proposed Borrowing is [________ __], 200[_] (the “Borrowing Date”).

(b)       The aggregate amount of the [Tranche B Loan/Tranche C Loan/Tranche D Loan/Tranche E Loan] is $[__________].

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the Borrowing Date, before and after giving effect thereto and to the application of the proceeds therefrom:

(c)        The representations and warranties of the Borrower contained in Article IV of the Credit Agreement and in each of the other Loan Documents are true and correct in all material respects on and as of the Borrowing Date;

(d)       No Default or Event of Default is continuing or will result from the Proposed Borrowing;

(e)        All necessary governmental and material third party approvals required to be obtained by the Borrower and its Subsidiaries in connection with the Proposed Borrowing and the transactions contemplated thereby and by each of the other Loan Documents have been obtained and remain in full force and effect;

(f)        All costs and accrued and unpaid fees and expenses (including, without limitation, legal fees and expenses) required to be paid to the Lender on or before the Borrowing Date, to the extent then due and payable, have been paid;

(g)       The making of the Loan on such date does not violate any Requirement of Law and is not enjoined, temporarily, preliminarily or permanently; and

(h)       The terms of the purchase or acquisition and the Acquisition Target to which the [Tranche B Loan/Tranche C Loan/Trance D Loan] complies with the Acquisition Guidelines.

HearUSA, INC.

By:
Name:
Title: